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                         FIRST FEDERAL BANCSHARES, INC.

                              FOR IMMEDIATE RELEASE
                                  JULY 30, 2004

Contact:
James J. Stebor, President and CEO
Phone: (309) 776-3225

                    FIRST FEDERAL BANCSHARES, INC. ANNOUNCES
                              2ND QUARTER EARNINGS


Colchester, Illinois - July 30, 2003 - (NASDAQ - FFBI) - First Federal Bancshares, Inc., the holding company for First Federal Bank, announced net income of $248,000 or $.16 per share for the quarter ended June 30, 2004 compared to $788,000 or $.42 per share for the quarter ended June 30, 2003. Diluted earnings per share were $.15 per share and $.40 per share for both periods, respectively. The decrease in net income is primarily a result of a decrease in noninterest income and an increase in noninterest expense. Net income was $816,000 or $.51 per share for the six months ended June 30, 2004, compared to $1.4 million or $.75 per share for the six months ended June 30, 2003. The quarter ended June 30, 2003 included a recovery of $355,000 relating to certain certificates of deposit that previously had been written off as impaired and a gain on the sale of securities of $247,000.

Net interest income for the quarter ended June 30, 2004 totaled $2.1 million compared to $2.0 million for the prior year quarter. The increase in net interest income was a result of slight increases in the net interest spread and the net interest margin to 2.52% and 2.69%, respectively, for the quarter ended June 30, 2004 from 2.27% and 2.58% for the same period in 2003. In addition, the ratio of interest-earning assets to interest-bearing liabilities decreased from 114.05% for the quarter ended June 30, 2003 to 108.97% for the quarter ended June 30, 2004.

Noninterest income decreased to $186,000 for the quarter ended June 30, 2004 compared to $876,000 for the prior year quarter. The decrease was a result of an $89,000 decrease in loan origination and servicing fees due to a decrease in loan originations through the Federal Home Loan Bank Mortgage Partnership Finance program and a decrease of $243,000 in net gains on the sale of securities. In addition, recovery of impairment loss decreased $355,000 for the quarter ended June 30, 2004 related to certificates of deposit purchased through a broker who was charged by the SEC with securities fraud in connection with these certificates of deposit.

Noninterest expense increased to $1.8 million for the quarter ended June 30, 2004 from $1.6 million in the prior year's second quarter. The increase was primarily a result of increased compensation and benefits expense of $153,000 associated with an increase in employee benefits expense including health insurance premiums and retirement funds, and an increase of $55,000 in other noninterest expenses, partially offset by slight decreases in data processing expense and professional fees.

On April 16, 2004, the Company commenced a self-tender offer for up to 560,000 shares of its common stock. On May 28, 2004, the Company purchased 559,993 of its common shares at $33.50 per share pursuant to its self tender offer, which expired May 21, 2004.

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The tender offer was in the form of a "modified Dutch auction tender." The aggregate cost of the purchase totaled $18.9 million, including fees and expenses of approximately $157,000. The tender offer was financed with proceeds of the trust preferred securities issued by the Company in a private placement, cash on hand and a $6.0 million capital distribution from First Federal Bank.

Total assets were $307.7 million at June 30, 2004 compared to $328.7 million at December 31, 2003. The decrease in total assets was largely due a decrease of $17.4 million in cash and cash equivalents and a $6.8 million decrease in securities primarily as a result of funding the tender offer, offset by a $1.3 million increase in loans receivable.

Total liabilities decreased to $286.2 million at June 30, 2004 from $287.3 million at December 31, 2003. The decrease in total liabilities primarily reflects the addition of $7.2 million of subordinated debt in connection with the issuance of trust preferred securities, offset by a decrease in other liabilities of $8.6 million primarily due to the payment and settlement of amounts due to broker for the purchase of securities available-for-sale.

Shareholders' equity at June 30, 2004 was $21.5 million compared to $41.4 million at December 31, 2003, a decrease of $19.9 million. The decrease in equity primarily reflects the repurchase of 559,993 shares of common stock totaling $18.9 million through the tender offer and a decrease in the fair value of securities available-for-sale, net of tax of $2.2 million, offset by net income of $816,000.

First Federal Bancshares, Inc. is headquartered in Colchester, Illinois with four additional full-service west-central Illinois branches located in Quincy
(2), Macomb, and Bushnell, and three additional full-service northeastern Missouri branches located in Palmyra, Canton, and Kahoka. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.


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                         FIRST FEDERAL BANCSHARES, INC.
                         SELECTED FINANCIAL INFORMATION



                                                               JUNE 30,                       DECEMBER 31,
                                                                2004                             2003
                                                                ----                             ----
                                                                           (In thousands)
SELECTED FINANCIAL CONDITION DATA
Total assets                                              $     307,723                   $      328,730
Cash and cash equivalents                                        11,714                           29,124
Loans receivable, net                                           133,208                          131,935
Securities                                                      153,481                          160,337
Deposits                                                        271,913                          271,850
Advances from Federal Home Loan Bank                              6,000                            6,000
Subordinated debt                                                 7,217                                -
Stockholders' equity                                             21,527                           41,393


                                                   THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                        JUNE 30,                           JUNE 30,
                                                 2004              2003             2004              2003
                                                 ----              ----             ----              -----
                                                                           (In thousands)
SELECTED OPERATIONS DATA
Total interest income                       $     3,612       $     3,768       $    7,201       $     7,800
Total interest expense                            1,504             1,746            2,950             3,561
                                            -----------       -----------       ----------       -----------
Net interest income                               2,108             2,022            4,251             4,239
Provision for loan losses                             -                 -                -                 -
                                            -----------       -----------       ----------       -----------
Net interest income after provision
   for loan losses                                2,108             2,022            4,251             4,239
Noninterest income                                  186               876              756             1,185
Noninterest expense                               1,811             1,618            3,538             3,152
                                            -----------       -----------       ----------       -----------
Income before taxes                                 483             1,280            1,469             2,272
Income tax provision                                235               492              653               867
                                            -----------       -----------       ----------       -----------
Net income                                  $       248       $       788       $      816       $     1,405
                                            ===========       ===========       ==========       ===========

Earnings per share
   Basic                                    $       .16               .42              .51               .75
   Diluted                                          .15               .40              .48               .72



                                                   THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                        JUNE 30,                           JUNE 30,
SELECTED FINANCIAL RATIOS (1)                    2004              2003             2004              2003
-----------------------------                    ----              ----             ----              ----
Return on average assets                          .31%             .98%              .50%             .88%
Return on average equity                         3.02             6.56              4.46             5.89
Average equity to average assets                10.23            14.86             11.30            14.88
Interest rate spread during the period           2.52             2.27              2.48             2.41
Net interest margin                              2.69             2.58              2.69             2.74
General and administrative expenses
   to average assets                             2.25             1.82              2.18             1.81
Efficiency ratio (2)                            79.08            61.03             76.53            61.66

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


                                                           AS OF                            AS OF
                                                       JUNE 30, 2004                     JUNE 30, 2003
                                                       -------------                     -------------
Non-performing assets to total assets                         .56 %                              .60%

Book value per share (3)                               $    17.97                          $   25.07

Number of shares outstanding for book value
computation                                             1,197,761                          1,933,356

        (1)       ALL APPLICABLE QUARTERLY RATIOS REFLECT ANNUALIZED FIGURES.
        (2)       Represents noninterest expense divided by net interest income plus noninterest income excluding gains on sales of securities.
        (3)       Represents total equity divided by actual number of shares outstanding which is exclusive of treasury stock and unearned ESOP shares.